Exhibit 3(i)

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS
OF
AMERICAN INTERNATIONAL INDUSTRIES, INC.
ESTABLISHING THE DESIGNATIONS, PREFERENCES,
LIMITATIONS AND RELATIVE RIGHTS OF ITS
SERIES A PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”), American International Industries, Inc., a corporation organized and existing under the NRS (the "Company"),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, as amended, of the Company, and pursuant to Section 78.1955 of the NRS, the Board of Directors, by unanimous written consent of all members of the Board of Directors effective on June 9, 2011, duly adopted a resolution providing for the issuance of an amended and restated series of Series A Preferred Stock, which Series A Preferred Stock shall amend, replace and supersede the Series A Preferred Stock designated by the Company on or around November 17, 2003 (the “Prior Preferred Stock”),which resolution is and reads as follows:

RESOLVED, that no shares of Prior Preferred Stock are currently outstanding in the Company; and it is further

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of the Company by the provisions of the Articles of Incorporation of the Company, as amended, a series of the preferred stock, par value $0.001 per share, of the Company be, and it hereby is, established; and it is further

RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of "Series A Preferred Stock"; and it is further

RESOLVED, that the Series A Preferred Stock shall consist of One Thousand (1,000) shares; and it is further

RESOLVED, that the Series A Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below (the “Designation” or “Certificate of Designations”), which rights shall amend, replace and supersede the Prior Preferred Stock:

SECTION 1.  DESIGNATION OF SERIES; RANK.  The shares of such series shall be designated as the "Series A Preferred Stock" (the "Preferred Stock") and the number of shares initially constituting such series shall be up to One Thousand (1,000) shares.

SECTION 2.    DIVIDENDS.  The holders of the Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

SECTION 3.    LIQUIDATION PREFERENCE.  The holders of the Preferred Stock shall not be entitled to any liquidation preference.

SECTION 4.    VOTING.

4.1   Voting Rights.  The holders of the Preferred Stock will have the voting rights as described in this Section 4 or as required by law.   For so long as any shares of the Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to vote on all shareholder matters equal to thirty percent (30%) of the total vote.  For example, if there are 10,000 shares of the Company’s common stock issued and outstanding at the time of a shareholder vote, the holders of the Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 4,286 shares, out of a total number of 14,286 shares voting.

4.2   Amendments To Articles And Bylaws.  So long as the Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Preferred Stock or (ii) effect any reclassification of the Preferred Stock.

4.3   Amendment Of Rights Of Preferred Stock. The Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of the Preferred Stock, amend, alter or repeal any provision of this Statement of Designations, PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the holders of shares of the Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of the Preferred Stock.

SECTION 5.    CONVERSION RIGHTS.  The shares of the Preferred Stock shall have no conversion rights.

SECTION 6.    REDEMPTION RIGHTS.

6.1 Prior to the Redemption Date.  The Company shall have no right to redeem shares of the Preferred Stock prior to the Redemption Date; provided that the Holder shall have rights to a Holder Redemption (as described below in Section 6.8).  The “Redemption Date” shall be defined as the date which falls on the later of (a) the second anniversary date of the filing date of this Designation with the Secretary of State of Nevada; and (b) the date which Daniel Dror or the members of his family are no longer personal guarantors of any debts, loans or other obligations of the Company or any of its subsidiaries.

6.2 Subsequent to the Redemption Date.  Beginning on the Redemption Date  the Company shall have the right and authority to redeem the Preferred Stock, or any portion thereof, from time to time, by paying the Holder the Redemption Price multiplied by the number of shares of Preferred Stock redeemed by the Company (the “Redemption Amount,” each a “Redemption” and the “Redemption Right”).

6.3 Redemption Price.  Prior to the Expiration Date, the “Redemption Price” shall be $2,000 per share of Preferred Stock (except as provided in Section 6.8 in the event of a Holder Redemption) and subsequent to the Expiration Date; the Redemption Price shall be $0.001 per share of Preferred Stock.  The “Expiration Date” shall be the date that the Amended and Restated Employment Agreement by and between Daniel Dror and the Company terminates, subject to any extensions or renewals thereof.

 6.4 Redemption Procedure.  The Company shall provide the Holder written notice of its intention to exercise such Redemption Right at least ten (10) but no more than thirty (30) days prior to the Company’s Redemption of the Preferred Stock (the “Redemption Notice”).  In the event the Company fails to pay the Redemption Amount by the end of the 30th business day following the date the Redemption Notice is received, such Redemption Notice shall be considered null and void (a “Failed Redemption”) and the Company shall be prohibited from providing another Redemption Notice or exercising its Redemption Rights for a period of six (6) months following such Failed Redemption.

6.5 Effect of Redemption.  The payment by the Company to the Holder (at such Holder’s address of record) of the Redemption Amount in connection with a Redemption, and effective as of the Redemption Date, shall fully discharge the Company from any and all further obligations under the Preferred Stock and shall automatically, and without any required action by the Company or the Holder (including the requirement that the Holder provide the Company or the Company’s transfer agent the certificates evidencing such Preferred Stock (the “Preferred Stock Certificates”)), result in the cancellation, termination and invalidation of any outstanding Preferred Stock and Preferred Stock Certificates held by Holder.

6.6 Further Actions Following Redemption.  The Company and/or the Company’s Transfer Agent shall be authorized to take whatever action necessary, if any, following the payment of the Redemption Amount, to reflect the cancellation of the Preferred Stock subject to the Redemption, which shall not require the approval and/or consent of any Holder, and provided that by agreeing to the terms and conditions of this Designation and the acceptance of the Preferred Stock, each Holder hereby agrees to release the Company and the Company’s Transfer Agent from any and all liability whatsoever in connection with the cancellation of the Preferred Stock following a Redemption, regardless of the return to the Company or the Transfer Agent of any certificates representing such Preferred Stock, which as stated above, shall be automatically cancelled upon the payment of the Redemption Amount (a “Redemption Cancellation”).

6.7 Further Redemption Assurances.  Notwithstanding the above, each Holder, by accepting such Preferred Stock Certificates hereby covenants that the Holder will, whenever and as reasonably requested by the Company and the Transfer Agent, at its sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the Company or the Transfer Agent may reasonably require in order to complete, insure and perfect a Redemption Cancellation, if such may be reasonably required by the Company and/or the Company’s Transfer Agent.

6.8 Holder’s Right to Force Redemption.  Notwithstanding the above Sections 6.1 through 6.7, which shall apply only to the Redemption Rights of the Company, the Holder shall have the right at any time to require that the Company redeem the Preferred Stock shares which such Holder holds in consideration for $0.001 per share of Preferred Stock held by such Holder (each a “Holder Redemption”) by delivering a written notice of Holder’s intent to exercise such Holder Redemption to the Company.  The Company shall pay Holder any and all amounts owed to Holder in connection with a Holder Redemption within ten (10) days of the receipt of notice of Holder’s exercise of the Holder Redemption and thereafter the Holder shall work with the Company in good faith to affect the cancellation of the Preferred Stock subject to the Holder Redemption.

SECTION 7. TRANSFER RIGHTS.   The Holder of such Preferred Stock shall have no rights to assign or transfer any shares of Preferred Stock.

SECTION 8.     NOTICES.  Any notice required hereby to be given to the holders of shares of the Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

SECTION 9.                                PROTECTIVE PROVISIONS.

Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of Series A Preferred Stock are outstanding, this Company shall not without first obtaining the approval (by written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting together as a class:

(a) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock;

(b) Effect an exchange, reclassification, or cancellation of all or a part of the Series A Preferred Stock, excluding a reverse stock split or forward stock split;

(c) Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Preferred Stock; or

(d) Alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation.

PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Series A Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series A Preferred Stock.

SECTION 10.  MISCELLANEOUS.

(a)           The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b)           Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy.  If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c)           Except as may otherwise be required by law, the shares of the Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

IN WITNESS WHEREOF, the Company has caused this “Amended And Restated Certificate of Designations of American International Industries, Inc. Establishing The Designations, Preferences, Limitations And Relative Rights of its Series A Preferred Stock” to be duly executed by its Chief Executive Officer this 16th day of June 2011.

AMERICAN INTERNATIONAL INDUSTRIES, INC.

                                                                                 /s/ DANIEL DROR
Daniel Dror
Chief Executive Officer